Exhibit 99.08

Pazoo Signs Contract with iBuild Media, LLC -- Begins Building New Health and Wellness Social Community Web Site

CEDAR KNOLLS, N.J., Nov. 29, 2012 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO (German WKN#: A1J3DK)) enters into a web development contract with iBuild Media, LLC that will greatly enhance its online capabilities, presence, feel, and interactivity for the user. While Pazoo is now taking its website to a completely new level, Pazoo continues to develop and expand other aspects of its business model as well.

Pazoo Inc.'s goal is to empower individuals with the necessary information, services, products, and above all knowledge, that will help improve their overall health and wellness. With this new arrangement with iBuild Media, it is expected that traffic will dramatically increase to Pazoo.com providing for enhanced ability to earn advertising revenue as well as increased sales and a tremendous increase in awareness for Pazoo experts.

The current Pazoo.com website will be replaced with a site that encompasses a total health and wellness feel for both people and their pets.  iBuild Media will enhance Pazoo.com through site redesign, site optimization, and content optimization. Furthermore, our Experts page will incorporate a live chat room transitioning the site primarily into a Health and Wellness social community and platform.  These redesigns and improvements will be backed by iBuild Media's vast support team of resources and highly qualified staff. Additionally, the e-commerce portion of Pazoo.com is also being restructured and will have new placement on the Pazoo.com website.

Jonathon Francis, Co-Founder and Chief Operating Officer of Elite Daily, stated, "We aim to make Pazoo.com the premier social community for people and their pets. From the latest news, editorials, real time chats with experts and e-commerce solutions, Pazoo is set to become the portal for everything relating to health, wellness, and pets."

David M. Cunic, CEO of Pazoo, Inc., stated, "We have a strong corporate business model and I am excited about the fact that we have moved forward with the contract with iBuild Media.  Pazoo and iBuild Media will put together an online presence that will greatly enhance the end users' interactivity and knowledge about health and wellness. We are very happy that this online pillar of our business model is coming along so quickly."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

About Pazoo, Inc.:
For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released November 29, 2012